Exhibit 99.1

Comstock Homebuilding Companies, Inc. Reports 93% Increase in Net Income for 2005 as Compared to 2004
Monday March 6, 4:27 pm ET

Company Reports Diluted EPS of $2.12 for Twelve Months Ended December 31, 2005

RESTON, VA — Mar 6, 2006 — Comstock Homebuilding Companies, Inc. (NasdaqNM:CHCI) (“Comstock” or the “Company”) today announced net income for the three months ended December 31, 2005 of $9.2 million on total revenue of $77.2 million representing a 149.6% increase in net income for the fourth quarter 2005 over the fourth quarter 2004. The Company reported 2005 net income of $27.6 million for the year on total revenue of $224.3 million representing a 92.7% increase in year over year net income.

The Company will conduct a conference call for interested investors on Tuesday, March 7, 2006, at 8:45 AM Eastern Standard Time. During the call the Company will discuss its financial results and 2006 earnings guidance. The dial-in number for the conference call is 866-406-5408 and the access code is 7097712; the call may also be accessed in the Investor Relations section of the company’s web site at www.comstockhomebuilding.com.

Highlights of Financial Results — Three months ended December 31, 2005 (4th Quarter):

•                  The Company delivered 200 new homes in the quarter at an average per unit revenue of approximately $379,000 per unit;

•                  The Company generated basic earnings per share for the quarter of $0.66 on shares outstanding of 14.0 million and diluted earnings per share of $0.65 on weighted average shares outstanding of 14.1 million. For comparison purposes, when the Company’s earnings per share for the three months ending December 31, 2004 are adjusted proforma for similar tax rates and share counts the results are $0.16 (basic) and $0.15 (diluted) representing approximately 323.0% growth on a proforma year over year basis;

•                  Total revenue for the quarter was $77.2 million with $75.8 million of revenue derived from homebuilding, as compared to total revenue of $21.5 million for the three months ended December 31, 2004 with $19.4 million of revenue derived from homebuilding. This represents a 260% increase in total revenue and a 292% increase in revenue from homebuilding;

•                  Gross profit from all revenue was $20.7 million for the quarter representing a 26.9% gross margin. Gross profit from all revenue during the three months ended December 31, 2004 was $7.6 million representing a 35.2% gross margin. The reduction in gross margin was a result of product mix which included more lower margin condominium conversion settlements;

•                  Operating income was $13.8 million for the quarter representing a 17.8% operating margin as compared to operating income of $4.9 million and an operating margin of 23.0% for the three months ended December 31, 2004. Selling, general and administrative expenses for the quarter were $7.0 million representing 9.0% of total revenue as compared to $2.6 million representing 12.2% of total revenue for the three months ended December 31, 2004. This represents a 26.1% increase in overhead efficiency or 3.2 percentage points;

Highlights of Financial Results — Twelve months ended December 31, 2005:

•                  The Company delivered 603 homes during the twelve months at an average per unit revenue of approximately $359,000 per unit;

•                  The Company generated basic earnings per share for the twelve months of $2.14 on weighted average shares outstanding of 12.9 million and diluted earnings per share of $2.12 on weighted average shares outstanding of 13.0 million. For comparison purposes, when the Company’s earnings per share for the twelve months ending December 31, 2004 are adjusted proforma for similar tax rates and share counts the results are $0.69 (basic) and $0.68 (diluted) representing approximately 210.9% growth on a proforma year over year basis;

•                  Total revenue for the twelve months was $224.3 million with $216.3 million of revenue derived from homebuilding as compared to total revenue of $96.0 million for the twelve months ended December 31, 2004 with $87.0million of revenue derived from homebuilding. This represents a 133.5% increase in total revenue and a 148.6% increase in revenue from homebuilding;

•                  During the fourth quarter the Company performed a discounted cash flow analysis of its active operations in Raleigh, North Carolina. As a result of this review the Company recorded a $1.2 million impairment to the carrying value of its Real estate held for development and sale at Kelton II, a townhouse project in the Raleigh area. The impairment charge is included as a component of the Company’s Cost of sales in the fourth quarter of 2005;

•                  Gross profit from all revenue was $66.6 million for the twelve months representing a 29.7% gross margin. Gross profit for the twelve months ended December 31, 2004, was $32.1 million representing a 33.4% gross margin. The reduction in gross margin was a result of product mix which included more lower margin condominium conversion settlements;

•                  Operating income was $42.4 million for the twelve months representing an 18.9% operating margin as compared to operating income of $20.1 million and an operating margin of 20.9% for the twelve months ended December 31,2004. Selling, general and administrative expenses for the twelve months were $24.2 million representing 10.8% of total revenue as compared to $11.9million representing 12.4% of total revenue for the twelve months ended December 31, 2004. This represents a 12.9% increase in overhead efficiency or 1.6 percentage points;

•                  Backlog revenue at December 31, 2005 was $190.4 million on 475 sold units as compared to $174.6 million on 329 homes at December 31, 2004;

•                  Of the Company’s December 31, 2005 backlog, approximately $157.6 million is derived from 390 sold units at the Company’s Eclipse on Center Park at Potomac Yard project. In December 2005 the Company conducted a limited release and sold 21 units in Phase II of the Eclipse project at an average sale price of approximately $488,000. The Company announced that it received notices of cancellation on 4 contracts during the course of 2005. Gross project to date sales at the Eclipse on December 31,2005 were 400 units at an average price of $403,500 with a total 10 recorded cancellations valued at approximately $5.8 million. The project formally reopened for sales of the final phase units in Phase II on February 25, 2006. To date 10 additional sales have been written;

•                  The Company’s debt to capitalization ratio at December 31, 2005 was 49.8% with real estate held for development and sale of $263.8 million as compared to 55.2% and $104.3 million respectively at December 31, 2004.

“Our tremendous growth in 2005 is a result of the hard work and dedication of every member of the Comstock Homebuilding team,” said Christopher Clemente, Chairman and Chief Executive Officer. “I am confident that the extensive experience of our management team in dealing with challenging market conditions will lead to continued positive results for 2006.”

The Company issued 2006 guidance in a range of $2.25 to $2.75. Based on current backlog the Company expects a significant portion of the 2006 earnings to be derived from settlements in the second half of the year.

“The primary driver of this unbalanced earnings stream is our Eclipse at Potomac Yard project,” continued Clemente. “Construction is going well with the first tower having recently been topped off. Accordingly, we are confident we will begin delivering units this fall and deliver much of the backlog this year. The timing of settlements that occur and the associated revenue will depend on many factors including the timing of the first round of settlements.”

“Given the significant impact the Eclipse has on our 2006 earnings, we are providing quarterly guidance in wider ranges this year than we did last year,” said Bruce Labovitz, Chief Financial Officer. “We caution the markets to look more to the mid-points of our ranges for guidance and to keep in mind that while we are comfortable at this time with our annual earnings estimate there may be shifting of revenue and earnings between the quarters leaving us at the lower end of one range and the higher end of another.”

The Company issued quarterly and annual guidance for 2006 as follows:

The Company issued quarterly and annual guidance for 2006 as follows:

Three months ending March 31, 2006	$0.02 to $0.22
Three months ending June 30, 2006	$0.15 to $0.40
Three months ending September 30, 2006	$0.25 to $0.50
Three months ending December 31, 2006	$1.50 to $1.90
Full year ending December 31, 2006	$2.25 to $2.75

About Comstock Homebuilding Companies, Inc.

Comstock is a production homebuilder and real estate developer that develops, builds, and markets single-family homes, townhouses, condominium redevelopments, mid-rise condominiums and high-rise condominiums for first time and first move-up buyers as well as active adult buyers. The Company currently operates in the Washington, D.C; Atlanta, Georgia; Myrtle Beach, South Carolina; Charlotte, North Carolina and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move-up, empty nester move-down and active adult home buyers. For more information on Comstock, please visit http://www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions, including statements related to Comstock’s expected future financial results and anticipated growth in the Washington, D.C. housing market, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, market and competitive conditions affecting Comstock and its operations and products, risks and uncertainties relating to the market for real estate generally and in the areas where Comstock has projects, the availability and price of land suitable for development, materials prices, labor costs, interest rates, Comstock’s ability to service its significant debt obligations, fluctuations in operating results, anticipated growth strategies, continuing relationships with affiliates, environmental factors, government regulations, the impact of adverse weather conditions or natural disasters and acts of war or terrorism. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the prospectus from Comstock’s follow-on offering, as filed with the Securities and Exchange Commission in June 2005. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Preliminary Operating Results - Comstock Homebuilding Companies, Inc.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004		2005	2004

Revenues
Sale of real estate-Homes	$75,792	$19,354		$216,265	$87,003
Other revenue	1,436	2,124		8,040	9,042
Total revenue	77,228	21,478		224,305	96,045

Expenses
Cost of sales of real estate	56,015	12,674		154,102	57,339
Cost of sales of other	466	1,235		3,604	6,654
Selling, general and administrative	6,968	2,623		24,190	11,940
Operating income	13,779	4,946		42,409	20,112
Other (income) expense, net	(797)	625		(1,450)	908

Income before minority interest and equity in earnings of real estate partnerships	14,576	4,321		43,859	19,204
Minority interest	16	900		30	5,260

Income before equity in earnings of real estate partnerships	14,560	3,421		43,829	13,944
Equity in earnings of real estate partnerships	17	25		99	118

Total pre tax income	14,577	3,446		43,928	14,062
Income Taxes	5,373	(241)		16,366	(241)

Net Income	$9,204	$3,687		$27,562	$14,303

Basic earnings per share	0.66	0.45		2.14	1.95

Basic weighted average shares outstanding	13,991	8,167		12,870	7,347

Diluted earnings per share	0.65	0.45		2.12	1.95

Diluted weighted average shares outstanding	14,105	8,183		13,022	7,351

Actual and proforma basic earnings per share	$0.66	$0.16	(1)	$2.14	$0.69	(1)
Actual and proforma diluted earnings per share	$0.65	$0.15	(1)	$2.12	$0.68	(1)

(1)  Proforma 2004 is Net Income per share adjusted for tax rates and share counts

Preliminary Balance Sheet - Comstock Homebuilding Companies, Inc.

	December 31, 2005	December 31, 2004

ASSETS

Cash and cash equivalents	$42,167	$67,559
Restricted cash	10,800	7,500
Receivables	6,365	239
Note receivables	1,250	—
Due from related parties	2,899	1,447
Real estate held for development and sale	263,802	104,326
Inventory not owned - variable interest entities	89,890	118,558
Property, plant and equipment	605	488

Investment in real estate partnerships	(35)	1,029
Deferred income tax	2,545	821
Other assets	11,031	2,540

TOTAL ASSETS	$431,319	$304,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	59,131	$35,532
Income taxes payable	—	290
Due to related parties	40	148
Obligations related to inventory not owned	83,015	114,333
Notes payable	142,994	65,684
Notes payable-related parties	663	10,944
Distribution payable	—	12,655

TOTAL LIABILITIES	285,843	239,586

Minority interest	400	2,695

SHAREHOLDERS’ EQUITY
Class A common stock, $0.01 par value, 77,266,500 shares authorized, 11,532,442 and 9,160,608 issued and outstanding	115	92
Class B common stock, $0.01 par value, 2,733,500 shares authorized, 2,733,500 issued and outstanding	27	27
Additional paid-in capital	129,009	75,510
Unearned compensation	(2,548)	(4,314)
Retained earnings (accumulated deficit)	18,473	(9,089)

TOTAL SHAREHOLDERS’ EQUITY	145,076	62,226

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$431,319	$304,507